Exhibit 99.1

CAPITAL MARKETS CONTACT:

Net Element Investor Relations

investors@netelement.com
(786) 923-0523

www.netelement.com

Net Element, Inc. Announces Third Quarter 2014 Results

Significant Reduction of Liabilities and Positive Cash Flow from Operations Sets the Company on the Path to Growth

MIAMI, FLORIDA – November 13, 2014 – Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a technology-driven group specializing in mobile payments and value-added transactional services in emerging countries and in the United States, today announces its financial results for the third quarter ended September 30, 2014. The results reflect ongoing financial strength as Net Element continues to generate positive cash flow from operations, turning from losses for the same period a year ago.

Conference Call

Net Element will host a conference call to discuss the financial and business highlights.

Date:	Monday, November 17, 2014
Time:	4:30PM Eastern / 1:30PM Pacific
Conference ID:	36198432
Participant Dial-In:	877-303-9858 (Toll Free), 408-337-0139 (International)
Registration / Webcast URL:	http://www.media-server.com/m/p/zcqok4pn

It is recommended that participants dial in approximately 10 minutes prior to the start of the 4:30PM Eastern call. A webcast replay will be available following the call on the investor relations site http://investor.netelement.com/events.cfm.

For the three and nine months ended September 30, 2014, Net Element’s financial results from continuing operations, excluding one-time charges, have significantly improved. The Company’s ongoing strategy is to grow its business organically and through acquisition while providing custom technology solutions and managing costs in an increasingly competitive environment.

Third Quarter 2014 Highlights:

•	Announced $11 million financing from Alfa-Bank. The financing will allow Net Element to accelerate its growth efforts in Russia;
•	SeeThruEquity issued company update on Net Element, increasing its price target guidance to $5.17 per share;
•	Finalized debt exchange transaction with Crede CG III, Ltd., strengthening Net Element’s balance sheet;
•	Announced availability of Apple Pay to merchants, offering mobile payments so more customers can pay when, where and how they want;
•	Eliminated more than $15 million of debt from its balance sheet. The financial transaction settles most of the Company’s debt obligations and strengthens its fundamentals;
•	Attended SeeThruEquity Fall Microcap Investor conference in New York;
•	Leadership appointed to Electronic Transactions Association (ETA) committees. The appointment demonstrates Net Element’s commitment to the payments industry and expands Company’s visibility in industry organization;
•	SeeThruEquity initiated research coverage on Net Element with initial target price of $3.47 per share;
•	Appointed financial services industry veteran William Healy to the Net Element board of directors;
•	Announced $10 million financing from RBL Capital Group, LLC. The financing will allow Net Element to accelerate its growth initiatives.

“We are pleased with our third–quarter performance, which includes significant debt reduction and narrowed quarterly loss. Pivoting from a stronger balance sheet, our activities and improvements have set the pace for continued growth and demonstrate our commitment to increasing company value,” says Company Chief Executive Officer Oleg Firer. “We’re proud to present these results to our shareholders and look forward to maintaining this momentum heading into 2015. The perpetual evolution of cashless transactions and mobile commerce offers exciting opportunities for Net Element, and we look forward to advancing our potential in this market.”

Third Quarter 2014 Operating Results:

Net Element’s total debt was $3,315,000 at September 30, 2014, versus total debt of $21,071,624 at December 31, 2013, representing a reduction of $17,756,624. This reduction in debt was in the Company’s transaction processing and mobile payments businesses. Net Element has significantly and continually reduced its debt and related interest expense. On September 15, 2014, the Company completed a debt exchange program with Crede CG III, Ltd., which eliminated both the Capital Sources of New York, LLC ($2.3 million) and Georgia Notes 18, LLC ($13.5 million) debt obligations. Additionally, Net Element’s factoring line at Alfa-Bank was $2,939 at September 30, 2014 as compared to $8,478,810 at December 31, 2013. This is due to timing of the renewal of this line of credit and lower current volume of Russian mobile payment.

In an effort to present a more comparative period on period analysis, Net Element has adjusted net loss to remove the effects of non-recurring expenses from discontinued operations, non-cash share based compensation, goodwill impairment, debt extinguishment and debt restructuring. Net Element has also adjusted its mobile payment gross margin to analyze trends excluding penalties charged and recovered. Adjusted gross margin, adjusted loss from continuing operations and adjusted earnings per share are non-GAAP measures that are detailed later in this press release in the section “Reconciliation of Non-GAAP Financial Measures”.

The adjusted loss from continuing operations for the three months ended September 30, 2014 was $2,225,498 or a loss of $0.05 per share as compared to an adjusted loss from continuing operations of $3,366,475 or a loss of $0.11 per share for the three months ended September 30, 2013.

The adjusted loss from continuing operations for the third quarter ended September 30, 2014, was $2,225,498, or a loss of $0.05 per share, as compared to an adjusted loss from continuing operations of $3,366,475, or a loss of $0.11 per share, for the third quarter of 2013. The Company attributes the adjusted loss from the third quarter primarily to interest expense ($790,490), depreciation and amortization ($684,503) and general and administrative expenses (primarily salaries and professional fees)($750,505). Going forward interest expense and depreciation and amortization will be considerably lower as a majority of the Company’s debt was paid-off September 18, 2014 and amortization will be lower as each quarter the Company reaches full amortization on additional capitalized portfolios.

Third quarter 2014 net revenues were $6,026,961, as compared to $6,520,788 for the year ago quarter. The decrease in net revenues is substantially due to reduced Russian mobile payment processing revenues as Net Element restructured this business with new management and its own proprietary billing system to position it for future growth. Russian mobile payment revenues were $461,328 for the third quarter of 2014 and $338,295 for the second quarter ended June 30, 2014. The Company expects to record quarterly growth in its Russian mobile payment processing business with revenues for the second quarter 2014 being the lowest level of revenues. Third-quarter transaction processing revenues in the United States increased by $55,975.

Cost of revenues for the third quarter of 2014 was $4,717,855 as compared to $4,646,245 for the third quarter of 2013. The increase in cost of revenues of $71,610 is primarily a result of a higher mix of U.S. transaction processing business for the third quarter of 2014 as compared to the comparable quarter of 2013 where Net Element had more mobile payment processing business with a lower cost of sales.

Gross Margin for the third quarter of 2014 was $1,309,106 (22%) as compared to $1,874,543 (29%) for the third quarter of 2013. The reason for the decrease in the margin percentage was a change in business mix and portfolio make-up. Net Element’s business mix had more transaction processing business in the third quarter of 2014 versus the same period in 2013. The Company’s portfolio make-up has changed as its older, higher margin portfolios have run-off and been replaced with new portfolio at lower competitive margins. The following table sets forth the Company’s gross margin mix. It should be noted that penalty charges and abatements have distorted the mobile payments margin percentages in the table below. Excluding penalties, gross margin for mobile payments was 95% for the third quarter of 2014 as compared to 86% for the comparable quarter of 2013.

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Gross Margin Analysis

	Three		Three
	Months Ended		Months Ended		Increase /
Source of Revenues	September 30, 2014	Mix	September 30, 2013	Mix	(Decrease)

Transaction Processing Services	$5,565,633	92%	$5,509,658	84%	$55,975
Mobile Payments	461,328	8%	1,011,130	16%	(549,802)
Total	$6,026,961	100%	$6,520,788	100%	$(493,827)

Cost of Revenues

Transaction Processing Services	$4,764,144	79%	$4,432,192	68%	$331,952
Mobile Payments	(46,289)	-1%	214,053	3%	(260,342)
Total	$4,717,855	78%	$4,646,245	71%	$71,610

Gross Margin

Transaction Processing Services	$801,489	14%	$1,077,466	20%	$(275,977)
Mobile Payments	507,617	110%	797,077	79%	(289,460)
Total	$1,309,106	22%	$1,874,543	29%	$(565,437)

General and administrative expenses, excluding non-cash compensation expense, were $1,910,315 for the third quarter ended September 30, 2014, as compared to $2,853,528 for the same period of 2013. This was primarily due to reductions of $454,972 in salaries and benefits; $267,419 in professional fees; $106,032 in travel expense; and $53,588 in rent expense. The reduction in salaries and benefits is due to net headcount reductions; professional fees and travel are lower due to reorganization in the third quarter of 2013 after the Company’s successful merger transaction, and consequently higher professional fees and travel, with Unified Payments in April of 2013. Rent expense is $53,588 lower since Net Element was able to use the office space acquired in the merger.

Interest expense for the third quarter of 2014 amounted to $790,490 versus $973,256 of interest expense for the third quarter of 2013. Interest for the three months ended September 30, 2014, consisted of $436,005 interest on the Georgia Notes 18, LLC loan (loan was paid off September 2014); $57,500 interest from the Company’s Capital Sources of New York, LLC loan (loan was paid off in September 2014); $63,647 from the Company’s RBL Capital Group, LLC loan; $229,956 from the MBF Merchant Capital, LLC (debt restructured loan that was paid off July 2014); and $3,381 due to the Alfa-Bank credit facility.

Total interest expense for the three months ended September 30, 2013, amounted to $973,256, of which $448,519 was due to Georgia Notes 18, LLC; $178,312 was for the factoring line TOT Money had with Alfa-Bank; and the remaining $346,425 balance was interest due to the outstanding RBL Capital Group, LLC, MBF Merchant Capital, LLC and Capital Sources of New York, LLC notes.

Year to date 2014 Operating Results:

For the nine months ended September 30, 2014, Net Element’s adjusted loss from continuing operations was $3,770,945, or a loss of $0.08 per share, as compared to an adjusted loss from continuing operations of $15,406,137, or a loss of $0.51 per share, for the nine months ended September 30, 2013.

Net Element acquired Unified Payments in April 2013 and in September of 2013 divested the Company’s non-core entertainment assets, becoming a company focused on mobile payment processing, transaction processing services and payment technologies. As such, it is difficult to draw comparisons between Net Element’s 2013 year-to-date results and 2014 year-to-date results.

Net revenues were $15,782,475 for the first nine months of 2014, as compared to $12,966,538 for the comparable nine months of 2013. The increase in net revenues is primarily due to nine months of activity in 2014 as compared to five and one-half months of activity in 2013 for TOT Payments processing fees. This increase was offset by $1,561,151 of revenue from Net Element’s former First Data Portfolio for the nine months ended September 30, 2013, which did not repeat during the nine months ended September 30, 2014. Revenue replacement and growth was achieved by organic growth of the Company’s current portfolios and the purchase of certain portfolios for the nine months ended September 30, 2014.

Cost of revenues for the nine months ended September 30, 2014, was $11,591,435 as compared to $9,036,826 for the same period of 2013. The year-over-year increase in cost of revenues of $2,554,609 is primarily a result of nine months of operations of TOT Payments in 2014 versus five and a half months of operations of TOT Payments in 2013. The increase in cost of sales was offset by a $653,217 recovery of mobile operator penalties during the past nine months.

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Gross Margin for the nine months ended September 30, 2014, was $4,191,040 (27%) as compared to $3,929,712 (30%) for the nine months ended September 30, 2013. The reason for the decrease in the overall margin percentage was due to the decrease in mobile payments business for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013. Additionally, new portfolios have lower more competitive margin than older portfolio. The following table sets forth Net Element’s gross margin mix. Note that penalties have distorted the mobile payments margin percentage in the table below. Normalizing mobile payment margins by taking out penalties provides an adjusted gross margin of 93% for the nine months ended September 30, 2014, compared to 93% for the nine months ended September 30, 2013.

Gross Margin Analysis

	Nine		Nine
	Months Ended		Months Ended		Increase /
Source of Revenues	September 30, 2014	Mix	September 30, 2013	Mix	(Decrease)

Transaction Processing Services	$14,234,253	90%	$10,082,010	78%	$4,152,243
Mobile Payments	1,548,222	10%	2,884,528	22%	(1,336,306)
Total	$15,782,475	100%	$12,966,538	100%	$2,815,937

Cost of Revenues

Transaction Processing Services	$11,690,214	74%	$8,227,098	63%	$3,463,116
Mobile Payments	(98,779)	-1%	809,728	6%	(908,507)
Total	$11,591,435	73%	$9,036,826	70%	$2,554,609

Gross Margin

Transaction Processing Services	$2,544,039	18%	$1,854,912	18%	$689,127
Mobile Payments	1,647,001	106%	2,074,800	72%	(427,799)
Total	$4,191,040	27%	$3,929,712	30%	$261,328

Operating expenses, excluding non-cash compensation expense and non-cash goodwill impairment totaled $7,442,681 for the nine months ended September 30, 2014, as compared to $17,153,987 for the comparable nine months of 2013.

Net Element’s recovery from loan loss provision was $1,302,554 for the nine months ended September 30, 2014, as compared to an expense provision of $6,736,302 of expense for the comparable nine months of 2013, representing a decrease of $8,038,856. The Company recorded a net recovery in provision for loan losses of $1,302,554 for the nine months ended September 30, 2014, which consisted of a favorable adjustment to the bad debt allowance of $1,640,111 in the second quarter that was associated with Russian operations, offset by loss provision for net ACH rejects of $337,557 in U.S. credit card processing business. Net Element reported a $6,736,302 loss provision for the nine months ended September 30, 2013, primarily due to unrecoverable advances from Russian aggregators.

Professional fees were $2,102,719 for the nine months ended September 30, 2014, as compared to $3,348,821 for the same nine months of 2013, representing a decrease of $1,246,102 primarily from reductions in general legal expenses ($870,194), Audit expenses ($673,461), and SEC legal compliance expenses ($234,839). These decreases were offset by increases in consulting of $494,933 and tax compliance of $37,459. General legal costs were lower as the Company did not have the merger or divesture in 2014 that occurred in 2013. Auditing fees were lower for the same reason and because the Company moved to a new audit firm with lower rates.

Salaries, benefits, taxes and contractor payments were $2,335,774 for the nine months ended September 30, 2014, as compared to $3,250,901 for the nine months ended September 30, 2013, representing a decrease of ($915,127). The Company reduced salaries and benefits by $477,036 in Netlabs (Engineering), $311,450 in Russia, $203,644 in Music1 (business divested), and $114,993 from headcount reductions in TOT Group.

Travel expenses for the first nine months of 2014, were $218,194 as compared to $646,260 of travel expenses for the nine months ended September 30, 2013. There was extensive travel during the first six months of 2013 as Net Element’s senior management was not located in Miami and the Company was integrating its merger with Unified Payments.

Net Element’s cash provided by operating activities was $2,959,201 for the nine months ended September 30, 2014 compared to cash used in operating activities of ($6,366,221) for the nine months ended September 30, 2013. Positive operating cash flow for the nine months ended September 30, 2014 was primarily due to the reduction of accounts and note receivable offset primarily by losses and lower accrued expenses.

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Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United Stated generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted loss on a continuing operations basis and adjusted gross margin excluding penalties. Adjusted loss on a continue operations basis is calculated as loss from continuing operations excluding discontinued operations, non-cash share based compensation, goodwill impairment, debt extinguishment and debt restructuring costs. Net Element discloses this amount on an aggregate and per share basis. Additionally, the Company is disclosing its mobile payments gross margin adjusted for penalties charged and recovered to analyze the trend of gross margin without penalties. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding of its historical performance through use of a metric that seeks to normalize period to period earnings and gross margin.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and nine months ended September 30, 2014 and 2013 follows:

	GAAP	Share-based Compensation	Goodwill Impairment	Debt Extinguishment and Debt Restructure	Adjusted Non-GAAP
Three Months Ended September 30, 2014
Loss from continuing operations	$(9,068,747)	$4,621,436	$-	$2,221,813	$(2,225,498)
Basic and diluted earnings per share from continuing operations	$(0.22)	$0.12	$-	$0.06	$(0.05)
Basic and diluted shares used in computing earnings per share from continuing operations	39,631,037				39,631,037

	GAAP	Share-based Compensation	Goodwill Impairment	Debt Extinguishment and Debt Restructure	Adjusted Non-GAAP
Three Months Ended September 30, 2013
Loss from continuing operations	$(3,441,475)	$75,000	$-	$-	$(3,366,475)
Basic and diluted earnings per share from continuing operations	$(0.11)	$0.00	$-	$-	$(0.11)
Basic and diluted shares used in computing earnings per share from continuing operations	28,163,337				28,163,337

	GAAP	Share-based Compensation	Goodwill Impairment	Debt Extinguishment and Debt Restructure	Adjusted Non-GAAP
Nine Months Ended September 30, 2014
Loss from continuing operations	$(11,355,960)	$5,373,954	$-	$2,211,061	$(3,770,945)
Basic and diluted earnings per share from continuing operations	$(0.26)	$0.13	$-	$0.05	$(0.08)
Basic and diluted shares used in computing earnings per share from continuing operations	42,096,721				42,096,721

	GAAP	Share-based Compensation	Goodwill Impairment	Debt Extinguishment and Debt Restructure	Adjusted Non-GAAP
Nine Months Ended September 30, 2013
Loss from continuing operations	$(26,831,137)	$225,000	$11,200,000	$-	$(15,406,137)
Basic and diluted earnings per share from continuing operations	$(0.92)	$0.01	$0.40	$-	$(0.51)
Basic and diluted shares used in computing earnings per share from continuing operations	28,173,573				28,173,573

	GAAP	Penalties Charged	Adjusted Non-GAAP	Mobile Payment	Adjusted Non-GAAP
Mobile Payments Gross Margin Without Penalties	Gross Margin	(Recovered)	Gross Margin $	Revenues	Gross Margin %

Three Months Ended September 30, 2014	$507,617	$(70,714)	$436,903	$461,328	94.7%
Three Months Ended September 30, 2013	$797,077	$74,019	$871,096	$1,011,130	86.2%
Nine Months Ended September 30, 2014	$1,647,001	$(210,719)	$1,436,282	$1,548,222	92.8%
Nine Months Ended September 30, 2013	$2,074,800	$612,328	$2,687,128	$2,884,528	93.2%

5

NET ELEMENT, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$1,405,371	$126,319
Accounts receivable, net	3,958,769	10,619,289
Advances to aggregators, net	92,767	1,109,538
Prepaid expenses and other assets	941,888	834,025
Total current assets	6,398,795	12,689,171
Fixed assets, net	44,758	137,267
Intangible assets, net	2,523,172	2,964,424
Goodwill	6,671,750	6,671,750
Other long term assets	143,133	-
Investment in affiliate	-	46,113
Total assets	$15,781,608	$22,508,725

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,739,886	$3,190,215
Deferred revenue	265,708	239,398
Accrued expenses	2,413,418	3,484,963
Short term loans	2,939	8,478,810
Notes payable (current portion)	98,493	3,816,093
Due to related parties	77,129	1,451,357
Total current liabilities	5,597,573	20,660,836
Note payable (non-current portion)	3,216,507	17,255,531
Total liabilities	8,814,080	37,916,367

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value, 1,000,000 shares
authorized and no shares issued and outstanding)	-	-
Common stock ($.0001 par value, 100,000,000 shares
authorized and 45,622,111 and 32,273,298 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	4,563	3,229
Paid in capital	137,768,404	103,815,550
Stock subscription receivable	(1,111,130)	-
Accumulated other comprehensive income (loss)	716,852	(170,550)
Accumulated deficit	(130,235,221)	(118,930,828)
Noncontrolling interest	(175,940)	(125,043)
Total stockholders' equity (deficit)	6,967,528	(15,407,642)
Total liabilities and stockholders' equity	$15,781,608	$22,508,725

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NET ELEMENT, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2014	2013

Net revenues	$6,026,961	$6,520,788	$15,782,475	$12,996,538

Costs and expenses:
Cost of revenues	4,717,855	4,646,245	11,591,435	9,036,826
General and administrative (includes $4,621,436 and $75,000 and $5,373,954 and $225,000 of share based compensation for the three and nine months ended September 30, 2014 and 2013)	6,531,751	2,928,528	12,218,193	9,193,026
Provision for (recovery of) loan losses	136,150	537,230	(1,302,554)	6,736,302
Goodwill impairment charge	-	-	-	11,200,000
Depreciation and amortization	684,503	796,985	1,900,995	1,449,659
Total costs and operating expenses	12,070,259	8,908,988	24,408,069	37,615,813
Loss from operations	(6,043,298)	(2,388,200)	(8,625,594)	(24,619,275)
Interest expense, net	(790,490)	(973,256)	(3,622,225)	(2,043,353)
Gain from beneficial conversion derivative	-	-	5,569,158	-
Loss on debt extinguishment	(2,221,813)	-	(6,184,219)	-
Gain from asset disposal	44,456	-	16,137	-
Gain on debt restructure	-	-	1,596,000	-
Other expense	(57,602)	(80,019)	(105,217)	(168,509)
Loss from continuing operations before income taxes	(9,068,747)	(3,441,475)	(11,355,960)	(26,831,137)
Income taxes	-	-	-	-
Loss from continuing operations	(9,068,747)	(3,441,475)	(11,355,960)	(26,831,137)
Net loss attributable to the noncontrolling interest	9,912	266,001	51,567	835,642
Discontinued operations:
Net loss from continuing operations attributable to Net Element, Inc.	(9,058,835)	(3,175,474)	(11,304,393)	(25,995,495)
Loss from operations of discontinued entities	-	(372,496)	-	(1,018,003)
Loss on disposition of assets pertaining to discontinued operations	-	(321,643)	-	(321,643)
Total discontinued operations	-	(694,139)	-	(1,339,646)
Net Loss	(9,058,835)	(3,869,613)	(11,304,393)	(27,335,141)
Foreign currency translation	(273,679)	162,997	887,400	(101,761)
Comprehensive Loss	$(9,332,514)	$(3,706,616)	$(10,416,993)	$(27,436,902)

Loss per share - basic and diluted continuing operations	$(0.23)	$(0.11)	$(0.27)	$(0.92)
Loss per share - basic and diluted discontinued operations	-	(0.02)	-	(0.05)
Total Loss per share	$(0.23)	$(0.13)	$(0.27)	$(0.97)

Weighted average number of common shares outstanding - basic and diluted	39,631,037	28,163,337	42,096,721	28,173,573

7

NET ELEMENT, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(11,304,393)	$(27,335,141)
Loss on disposition of assets pertaining to discontinued operations	-	321,643
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash compensation	5,373,954	225,000
Depreciation and amortization	1,900,995	1,449,659
(Recovery of ) Provision for loan losses	(1,640,110)	6,736,302
Impairment of goodwill	-	11,200,000
Amortization of debt discount	1,644,626	-
Noncontrolling interest	376,059	(835,642)
Deferred revenue	26,310	-
Loss on disposal of fixed assets	16,137	-
Gain on change in fair value of derivative	(5,569,158)	-
Loss on debt extinguishment	6,184,219	-
Gain on debt restructure	(1,596,000)	-
Changes in assets and liabilities, net of acquisitions and the effect of consolidation of equity affiliates
Accounts receivable	8,274,683	1,620,499
Advances to aggregators	923,016	-
Note receivable	-	(520,000)
Prepaid expenses and other assets	(270,642)	362,444
Accounts payable	(310,965)	1,543,485
Accrued expenses	(1,069,530)	(1,272,562)
Adjustments for operating activities of continuing operations	14,263,594	20,509,185
Adjustments for operating activities of discontinued operations	-	138,092
Total adjustments	14,263,594	20,647,277
Net cash provided by (used in) operating activities	2,959,201	(6,366,221)

Cash flows from investing activities - net of acquisitions:
Collections from notes receivable	-	4,694,605
Investment in subsidiary	-	(228,113)
Purchase of portfolio and client acquisition costs	(1,339,096)	-
(Purchase) disposal of fixed assets	(5,019)	46,966
Net cash provided by (used in) investing activities of continuing operations	(1,344,115)	4,513,458

Cash flows from financing activities - net of acquisitions:
Proceeds from financial institutions		755,170
Repayment to financial institutions	(8,454,027)	-
Proceeds from indebtedness	8,879,898
Repayment of Indebtedness	(3,112,775)	-
Change in restricted cash	-	2,056,821
Cash paid for share repurchases	-	(482,400)
Due to related parties	-	38,591
Repayment of amounts due to related parties	-	(75,000)
Net cash (used in) provided by financing activities from continuing operations	(2,686,904)	2,293,182

Effect of exchange rate changes on cash	2,350,870	(61,441)
Net increase in cash	1,279,052	378,978

Cash at beginning of period	126,319	3,546,787
Cash at end of period	$1,405,371	$3,925,765

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,338,402	$1,038,125
Taxes	$296,844	$-

Issuance of stock upon conversion of indebtedness	$27,349,574	$-

Issued and outstanding common stock (10% of TOT Group's common stock)	$-	$609,000
Assumed debt	-	20,631,000
Total value of consideration for Unified Payments acquisition	$-	$21,240,000

Stock subscription in connection with acquisition of Aptito	$-	$718,750
Transfer of K1 note liability to T1T Lab, LLC in connection with divesture of OOO Music 1	$-	$2,000,000

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About Net Element (NASDAQ: NETE)

Net Element (NASDAQ: NETE) is a global technology-driven group specializing in mobile payments and value-added transactional services. The Company owns and operates a global mobile payments and transaction processing provider, TOT Group. TOT Group companies include Unified Payments, recognized by Inc. Magazine as the #1 Fastest Growing Private Company in America in 2012, Aptito, a next generation cloud-based point of sale payments platform, and TOT Money, which has a leading position in Russia and has been ranked as the #1 SMS content provider by Beeline, Russia's second largest telecommunications operator. Together with its subsidiaries, Net Element enables ecommerce and adds value to mobile commerce environments. Its global development centers and high-level business relationships in the United States, Russia and Commonwealth of Independent States strategically position the Company for continued growth. The Company has U.S. headquarters in Miami and headquarters in Moscow. More information is available at www.netelement.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, whether Net Element or its business continues to grow and whether the financing secured by Net Element will be adequate to meet the Company's objectives. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element 's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element 's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element 's ability to successfully expand in existing markets and enter new markets; (iv) Net Element 's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element 's business; (viii) changes in government licensing and regulation that may adversely affect Net Element 's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element 's business; (x) Net Element 's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk that the U.S. government may decide to impose sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Source: Net Element

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